UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

April 4, 2005

Aegis Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14315	75-2050538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Bent Branch Drive, Irving, Texas 75063

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(972) 868-0225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(1) and (2)

On April 8, 2005, the Registrant announced that on April 4, 2005, the Registrant entered into an agreement for credit financing with Rockland Credit Finance, LLC (Rockland). For a brief description of that agreement, see Item 2.03(a) below.

(1) and (2)

On April 8, 2005, the Registrant announced that on April 4, 2005, the Registrant and the Registrant’s subsidiaries entered into a guaranty agreement with Rockland. Under the terms of that guaranty agreement, the Registrant and the Registrant’s subsidiaries agree to jointly and severally guarantee payment of any obligations of the Registrant to Rockland under the agreement for credit financing that the Registrant entered into with Rockland on April 4, 2005.

Item 1.02(a) Termination of a Material Definitive Agreement.

(1), (2) and (3)

On April 8, 2005, the Registrant announced that on April 4, 2005, the Registrant terminated its revolving credit facility with Wells Fargo Foothill. The revolving credit facility allowed the Registrant to borrow against an available borrowing base, up to a maximum amount of $25,000,000. The available borrowing base was computed periodically based on the amount of the Registrant’s outstanding accounts receivable, less certain minimum required reserves. To secure the revolving credit facility, the Registrant had granted Wells Fargo Foothill a security interest in substantially all of its assets, which security interest has also been terminated.

In connection with the termination of the revolving credit facility, the Registrant has agreed that Wells Fargo Foothill will retain a special cash reserve of $2,699,150.35 to secure the Registrant’s continuing obligations under certain outstanding letters of credit. In that regard, the Registrant has granted Wells Fargo Foothill a security interest in that reserve amount.

The Registrant terminated the revolving credit facility in order to enter into an agreement for credit financing with Rockland on April 4, 2004, which the Registrant believes will provide access to a greater amount of working capital than was available under the revolving credit facility.

The Registrant paid Wells Fargo Foothill a prepayment penalty in the amount of $500,000 to terminate the revolving credit facility.

Item 2.03(a) Creation of a Direct Financial Obligation.

(1), (2) and (3)

The Registrant entered into an agreement for credit financing with Rockland on April 4, 2005. The credit financing agreement has an initial term of one year, and unless terminated, the credit agreement will automatically renew for subsequent one year periods.

By its terms, that credit financing agreement allows the Registrant to select, sell and assign certain of its accounts receivable to Rockland from time to time, subject in each case to Rockland’s prior review and acceptance of those selected accounts. The agreement prohibits the Registrant from entering into alternative credit financing arrangements without Rockland’s prior written consent, unless Rockland rejects the Registrant’s selection of any particular account for sale and assignment, in which case that rejected account may be sold and assigned or pledged without restriction.

Under the credit financing agreement, the purchase price for each accepted account will be the face amount of a that account less a discount fee, which ranges from 0.75% for accounts less than 30 days old from the date of invoice on the low side, to 2.40% for accounts between 76 and 90 days old from the date of invoice on the high side. For accounts older than 90 days from the date of invoice, an additional 0.45% is added to a base discount fee of 2.40% for each period of 15 days, elapsing until collection.

When an account is accepted for purchase and assignment, Rockland agrees to pay the Registrant 85% of the face value of that account at the time of assignment, with the balance payable upon Rockland’s collection of that account, less Rockland’s discount fee and other applicable administrative fees.

The Registrant guarantees Rockland a minimum volume of receivables sold, assigned and accepted in any three-month period of $3,500,000, and promises to pay Rockland the discount fees that Rockland would have earned on the difference between the actual volume for any-three month period and the minimum volume, assuming the additional accounts would have been 30 days old or less from the date of invoice.

The credit financing agreement contains various affirmative and negative covenants, including a prohibition against the Registrant granting a security interest in the same collateral covered by Rockland’s security interest.

The credit financing agreement contains recourse provisions that allow Rockland to sell any account back to the Registrant that Rockland may choose, at any time, equal to the advance amount Rockland paid for that account, plus accrued fees and expenses, less the paid portion of that account, if any. As security for its payment obligations under the credit financing agreement, the Registrant grants Rockland a security interest in all of its assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 8, 2005	AEGIS COMMUNICATIONS GROUP, INC.
By: /s/ Richard Ferry
Richard Ferry President and CEO

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